EXHIBIT 99.1

FOR IMMEDIATE RELEASE
Introgen Therapeutics Announces Strategic Investment
in UK-Based SR Pharma
Move Expands Introgen’s Growing Presence in Europe
Austin, Texas — July 28, 2005 — Introgen Therapeutics, Inc. (NASDAQ: INGN) today announced that it has made an approximately $3 million equity investment in SR Pharma, resulting in an 8.3 percent stake in SR Pharma’s issued share capital. Introgen’s investment will be used to develop SR Pharma’s leading siRNA technology in the oncology area, including atuPLEX its proprietary delivery system, which it has accessed through its recent acquisition of Atugen AG, as well as other products and technologies of strategic interest to both SR Pharma and Introgen.
SR Pharma plc (AIM: SPA) is a European biotechnology company which is developing an oncology and inflammation business. Separately, SR Pharma announced it raised £8.3 million via a placement with institutional investors.
David Nance, President and CEO of Introgen Therapeutics said, “Introgen’s strategic investment in SR Pharma confirms our commitment to innovative shareholder value creation and positions Introgen to further utilize and expand its infrastructure to Europe. SR Pharma has gained access to an innovative technology within the field of RNAi and complimentary delivery technologies through its recent acquisition of the Atugen AG in Berlin, Germany. With a combination of our respective competencies, I believe value can be added for shareholders of both companies.”
Iain Ross, Chairman of SR Pharma, said, “The strategic investment by Introgen underlines the importance of working with quality partners. We have identified a number of initiatives upon which the two companies may collaborate and look forward to making further announcements about collaborative activities as events present themselves.”
RNA-mediated interference, or RNAi, is a powerful new approach for achieving targeted gene silencing of pathological genes using complementary double stranded RNA such as short interfering (si)RNA. siRNA has advantages, such as increased potency, over other methods like antisense. It harnesses a naturally occurring cellular mechanism, in order to prevent the expression of target genes by inducing degradation of the target messenger RNA.

About Introgen Therapeutics, Inc.
Introgen Therapeutics, Inc. is a biopharmaceutical company focused on the discovery, development and commercialization of targeted molecular therapies for the treatment of cancer and other diseases. Introgen is developing molecular therapeutics, immunotherapies, vaccines and nano-particle tumor suppressor therapies to treat a wide range of cancers using non-integrating tumor suppressors, cytokines and genes. Introgen maintains integrated research, development, manufacturing, clinical and regulatory departments and operates multiple manufacturing facilities including a commercial scale cGMP manufacturing facility.
About SR Pharma
SR Pharma (AIM: SPA) is a European biotechnology company, based in the UK and Germany, which is focused on the development of proprietary products for the treatment of unmet medical needs in the oncology and inflammatory diseases. Located in London, the company, founded in 1992, has been developing innovative immunomodulating vaccines and adjuvants for therapeutic use in atopy, cancer and tuberculosis.
Certain statements in this press release that are not strictly historical may be “forward-looking” statements, which are based on current expectations and entail various risks and uncertainties. Such forward-looking statements include, but are not limited to those relating to Introgen’s investment in SR Pharma and the development of oncology or other products by Introgen and SR Pharma. There can be no assurance that Introgen will be able to commercially develop gene-based drugs, that necessary regulatory approvals will be obtained or that any clinical trials or studies undertaken will be successful or that the proposed treatments will prove to be safe and/or effective. The actual results may differ from those described in this press release due to risks and uncertainties that exist in Introgen’s operations and business environment, including, but not limited to, Introgen’s stage of product development and the limited experience in the development of gene-based drugs in general, Introgen’s dependence upon proprietary technology and the current competitive environment, history of operating losses and accumulated deficits, reliance on collaborative relationships, and uncertainties related to clinical trials, the safety and efficacy of Introgen’s product candidates, the ability to obtain the appropriate regulatory approvals, Introgen’s patent protection and market acceptance, as well as other risks detailed from time to time in Introgen’s filings with the Securities and Exchange Commission including its annual report on Form 10-K filed with the Securities and Exchange Commission on March 15, 2005 and its quarterly report on Form 10-Q filed with the Securities and Exchange Commission on May 10, 2005. Introgen undertakes no obligation to publicly release the results of any revisions to any forward-looking statements that reflect events or circumstances arising after the date hereof.
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Editor’s Note: For more information on Introgen Therapeutics, or for a menu of archived press releases, please visit Introgen’s Website at: www.introgen.com.

Contact:

Introgen Therapeutics, Inc.	SR Pharma plc
C. Channing Burke	Iain Ross, Executive Chairman
(512) 708 9310 Ext. 322	Melvyn Davies, Finance Director
Email: c.burke@introgen.com	+ 44 207 307 1620

Northbank Communications
Emma Palmer
Rowan Minnion
+ 44 207 886 8154

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